Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 18, 2005, between TRC Companies, Inc., a Delaware Corporation (the “Company”) and Christopher P. Vincze (the “Executive”).

1.             Effective Date and Employment Term.

(a)           Effective Date.  This Agreement shall become effective upon the execution hereof by both parties hereto (the “Effective Date”).

(b)           Employment Term.  The initial term of the Executive’s employment under this Agreement shall commence on May 2, 2005 (the “Start Date”), and continue for a period of three (3) years from the Start Date (the “Initial Term”), unless sooner terminated pursuant to Section 4.  Upon the expiration of such initial term, it is anticipated that Executive will continue as an employee-at-will upon terms and conditions generally available to individuals at his level in the Key Person Group of the Company, subject, however, to the provisions of Subsections 4 (d) and 4 (e) hereof.  The initial term and any successive term shall hereinafter be referred to as the “Employment Term.”

2.             Position, Reporting, and Other Activities.

(a)           Position.  The Executive hereby accepts employment with the Company as its Chief Operating Officer in accordance with the terms and conditions herein.  The Executive shall devote and his full professional time and attention (except for vacation, sick leave, and other excused leaves of absence) to the performance of the services customarily incident to such office, and of such other duties as may be reasonably assigned to the Executive from time to time by the Company’s Chief Executive Officer (“CEO”) or Board of Directors.  The Company will provide office facilities, secretarial, and clerical support consistent with customary practices of the Company.  Within eighteen (18) months from the Start Date and contingent on Executive meeting mutually agreeable Operational Goals determined by Executive and the CEO within thirty (30) days from the Start Date, and subject to the approval of the Company’s Board of Directors, Executive shall be promoted to President of the Company.  Attachment A illustrates the types of Operational Goals to be considered.

(b)           Reporting.  During the Employment Term, the Executive shall be required to report to the Company’s Chairman and Chief Executive Officer.

(c)           Other Activities.  Except upon the prior written consent of the Board of Directors of the Company (the “Board”), during the Employment Term, the Executive will not: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to, the Company.  Personal passive investments and personal business affairs not inconsistent with this Agreement, or teaching, writing or publicly speaking are permitted, so long as these activities do not interfere or conflict with the Executive’s duties hereunder.

3.             Compensation and Other Benefits.

(a)           Base Salary.  In consideration of the services to be rendered hereunder, the Executive shall be paid a base salary of $297,500.00 per year, payable in accordance with the Company’s payroll practices in effect during the course of this Agreement.  Upon the earlier of Executive’s promotion to President of the Company or eighteen (18) months from the Start Date, Executive’s salary shall increase to $350,000.00 per year.  The compensation payable under this Section 3(a) shall be Executive’s “Base Salary” hereunder.

(b)           Initial Bonus.  Executive shall be paid an initial bonus of $50,000 on July 1, 2005 provided he is employed by the Company at that time.

(c)           Annual Bonuses.  As further compensation for the services of the Executive, the Executive shall be eligible and payable, during the Employment Term, for an annual bonus from the Company determined as follows.

(I)            Financial Performance Bonus.  Each year during the Employment Term, the Executive shall receive a guaranteed bonus of $50,000 payable within thirty (30) days of the anniversary of the Start Date.  For each fiscal year of the Company during the Employment Term, the Executive will also receive an additional Performance Bonus of up to $100,000 based on the degree to which mutually agreeable Operational Goals, as determined by the CEO and the Executive annually within thirty (30) days from the close of the Company’s fiscal year, and in the case of the initial Operational Goals within thirty (30) days from the Start Date, are achieved by Executive.  The Executive and CEO shall further agree to specific criteria, benchmarks, milestones and ranges of success with respect to each Operational Goal.  The initial four (4) categories of Operational Goals will consist of:  A) improving the Company’s profit margins; B) improving the time period in which the Company collects its accounts receivables and outstanding payments; C) improving the Company’s sales growth; and D) improving and optimizing the information technology (IT) program for the Company.  In such first 30 days, the Executive and CEO will divide these topics into subtopics and place priorities which will focus on the most important operational requirements.  The processes and approaches used to achieve these agreed-upon objectives will not significantly change or conflict with TRC’s basic cultural and organizational characteristics.  The Performance Bonus shall be paid on a pro rata basis with respect to the achievement of Operational Goals set for the preceding year.  For example, in year one where there are four (4) initial Operational Goals, the Executive can earn up to $25,000 for each Operational Goal and in the aggregate earn up to the entire $100,000 Performance Bonus.  Executive shall be paid the entire pro rata portion of the Performance Bonus with respect to each Operational Goal, if Executive substantially completes or achieves the Operational Goal or be paid a reasonable pro rated portion of such pro rata portion of the Performance Bonus in order to fairly compensate Executive to the extent of the portion of the Operational Goal that Executive has achieved.  In addition, the Executive shall participate in the Company’s Key Person Bonus Plan and be given consideration thereunder in accordance with Executive’s role in the Company, with the understanding that other bonuses paid to Employee will be taken into consideration in determining any bonus under the Key Person Bonus Plan.  It is generally anticipated that, except for any bonuses awarded to executive officers for extraordinary performance and assuming Executive substantially completes or achieves the Operational Goals, Executive’s bonus will be the second highest awarded to any executive officer of the Company, subject to Compensation Committee Approval.

(II)           Periodic Options.  The Executive will be eligible to receive stock options under the Company’s Restated Stock Option Plan and will be given consideration thereunder in accordance with Executive’s role in the Company.  It is generally anticipated that, except for any awards made to executive officers for extraordinary performance and assuming Executive substantially completes or achieves the Operational Goals, Executive’s option grant will be the second highest amount awarded to any executive officer of the Company, subject to Compensation Committee Approval.

(d)           Benefits. Executive shall have the right to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company.  The amount and extent of benefits to which the Executive is entitled shall be governed by any applicable benefit plan, as it may be amended from time to time.  Executive shall receive no less than three (3) weeks paid vacation each year which shall accrue if not used in any year and be paid to Executive or carried forward to subsequent years consistent with Company policy.  The Company shall also carry D&O Liability Insurance coverage for the benefit of its officers and directors including Executive.

(e)           Automobile Allowance.  During the Employment Term, the Company shall provide the Executive with an automobile allowance of $700 per month to be increased consistent with policies applicable to other executives of the Company.  Executive will also receive a Company gasoline credit card pursuant to its standard practice for officers.

(f)            Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement including, but not limited to, the cost of Executive’s Country Club expenses up to $10,000 per year.

(g)           Options.  The Company shall grant to the Executive ten-year options to purchase 60,000 shares the Company’s common stock, par value $0.01 per share (the “Options”), pursuant to the Company’s Restated Stock Option Plan (the “Plan”).  The exercise price of such Options shall be the closing price of the Company’s common stock on the trading day immediately preceding the Start Date.  In the event the Executive’s employment with the Company is terminated, the Executive will only be permitted to exercise such vested Options within ninety (90) day period following such termination.  The options will vest in equal one-third increments upon the date of grant and on the next two anniversaries of such grant, and to the extent unvested, shall vest in their entirety upon a Change of Control, as defined, or upon termination of employment pursuant to Subsections 4(d) or 4(e) hereof.

4.             Termination of Employment.

(a)           By Death.  If the Executive dies prior to the expiration of the Employment Term, his bonuses pursuant to Section 3(c) (if any), and accrued but unused vacation will be prorated through the day of his death and shall be paid to his beneficiaries or estate within thirty (30) days of the Executive’s death; provided that the manner and time frame in which the bonuses will be paid shall be pursuant to Section 4(f).  In addition, Executive agrees to enroll in the Company’s life insurance plan, and Company will provide a benefit to Executive’s estate equal to the amount, if any, such life insurance benefit is less than Executive’s Annual Base Salary hereunder.  Thereafter, the Company’s obligations hereunder shall terminate.

(b)           By Disability.  If the Executive becomes “Permanently Disabled” (as defined below) prior to the expiration of the Employment Term, then the Company shall be entitled to terminate his employment, subject to the requirements of applicable law, and the Executive shall be entitled to receive disability benefits in accordance with any applicable disability policy maintained by the Company as of the date of such disability, in which policy Executive agrees to enroll.  In the event of such termination, the Executive will be paid an amount, if any, by which amounts paid under such disability policy are less than Executive’s Annual Base Salary hereunder, and his bonuses pursuant to Section 3(c) (if any) will be prorated through the date of termination and paid to him on the date of termination.  Additionally the Executive shall receive a cash lump sum payment on the date of termination for accrued but unused vacation for the year of termination, and thereafter the Company shall have no further obligations to the Executive hereunder other than to provide the Executive with the benefits as set forth in this subparagraph.  For the purposes of this subparagraph, the Executive shall be deemed “Permanently Disabled” when, and only when, the Company determines, after consultation with the Executive’s physician, that the Executive suffers a physical or mental disability that prevents the Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of one hundred twenty (120) consecutive days; or (ii) for an aggregate of one hundred fifty (150) business days in any twelve (12) month period.

(c)           By the Company For Cause.  If the Company terminates the Executive for “Cause” (as defined below), then the Company shall pay to the Executive within ten (10) days his accrued Base Salary and accrued but unused vacation plus all business expenses and the car allowance through the date of such termination, and thereafter the Company shall have no obligations to the Executive hereunder.  For purposes of this Agreement, “Cause” shall mean: (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, or under any other material agreement with, or material written policy of the Company, which act or omission is not cured within thirty (30) days of the Company providing the Executive with notice of the act, omission, or failure deemed to constitute Cause; (ii) the failure or refusal by the Executive to follow any lawful reasonable written direction of the Board of Directors or Chief Executive Officer, which failure or refusal is not cured within thirty (30) days of the Company providing the Executive with reasonably detailed written notice of the failure or refusal deemed to constitute Cause; (iii) the conviction of the Executive of a felony or a crime involving moral turpitude, or the perpetration by the Executive of a fraud; or (iv) any other willful act or omission by the Executive, which is or will be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, which act or omission is not cured within thirty (30) days of the Company providing the Executive with reasonably detailed written notice of the act or omission deemed to constitute Cause.

(d)           By the Executive For Good Reason.  The Executive may terminate, without liability, the Employment Term for “Good Reason” (as defined below) upon advance written notice of thirty (30) business days to the Company if such circumstance claimed to constitute Good Reason is not cured within such 30-day period.  Within ten (10) days after termination, the Company shall then pay to the Executive a lump sum payment equal to one times his Annual Base Salary to which he is entitled pursuant to Section 3(a).  In addition, the Company shall pay to the Executive within ten (10) days of termination his accrued Base Salary, accrued but unused vacation, outstanding business expenses, and pro-rated bonuses pursuant to Section 3(c) (if any) through the date of such termination. The Company will also provide the Executive with continued coverage under the Company’s benefit plans and the benefits described in Sections 3(d), 3(e) and 3(f) herein for a period of one (1) year or at Executive’s option solely with respect to automobile and related expenses and country club memberships a lump sum payment in such amount equal to said benefits for a twelve (12) month period to be paid on the date of termination.  Notwithstanding anything herein to the contrary, if such coverage cannot be continued to the Executive after such termination of employment, the Company shall, within ten (10) days of such termination, pay the Executive in a lump sum an amount equivalent to the value of such coverage.  Thereafter, the Company’s obligations hereunder shall terminate.  For purposes of this Agreement, Good Reason shall exist if: (i) there is a permanent assignment to the Executive of a role materially inconsistent with, or which constitutes a material adverse diminution in, the Executive’s position, duties, responsibilities, or status with the Company, or a material adverse diminution in the Executive’s reporting responsibilities, title, or offices; or (ii) there is a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive or (iv) Executive is required to relocate his principal place of employment to a location outside a radius of 50 miles from Company’s offices, in Lowell, Massachusetts headquarters.

(e)           By the Company other than by Reason of Death, Disability, or Cause.  If the Company terminates the Executive’s employment for any reason other than death, disability, or Cause, the Company shall pay to the Executive on the date of termination a lump sum payment equal to the greater of (i) the compensation due Executive under this Agreement for the remainder of the Initial Term if terminated during the Initial Term but not exceed 24 months; or (ii) one (1) year of Base Salary.  In addition, the Company shall pay to the Executive his accrued Base Salary, accrued but unused vacation, and pro-rated bonuses pursuant to Section 3(c) (if any) through the date of such termination plus reimbursement for all business expenses.  Further, the Company shall pay all of the benefits described in Sections 3(d), 3(e) and 3(f) herein for the period described in the first sentence of this Subsection 4(e) following such termination or at Executive’s option solely with respect to automobile and related expenses and country club memberships in a lump sum payment equal to such amount to be paid on the date of termination.  Notwithstanding anything herein to the contrary, if such coverage cannot be continued to the Executive after such termination of employment, the Company shall, within ten (10) days of such termination, pay the Executive in a lump sum an amount equivalent to the value of such coverage.  Thereafter, the Company’s obligations hereunder shall terminate.

(f)            Bonus Calculation.  The pro rata bonuses pursuant to Section 3(c) payable to the Executive pursuant to Section 4(a), (b), (d), or (e) shall include any unpaid bonuses for the prior fiscal year.  The pro rata bonuses for the fiscal year in which the termination occurs will be calculated at the end of the fiscal year in question according to the following methods.  With respect to the guaranteed $50,000 bonus, it shall be calculated on a pro rata basis by multiplying $50,000 by the number of days of such fiscal year during which the Executive was employed by the Company divided by 365 days.  With respect to the Performance Bonus in which the Executive may earn up to $100,000 annually based on substantially completing or achieving certain Operational Goals, it shall be calculated in accordance with Section 3(b)(I) of this Agreement.  With respect to the Key Person Bonus Plan bonus, the Company and/or Board shall determine the amount that would have been paid to the Executive as if he had remained employed through the end of the fiscal year and multiply that amount by the number of days of such fiscal year during which the Executive was employed by the Company divided by 365 days.

5.             Proprietary Information.

(a)           Defined.  “Proprietary Information” is all proprietary, secret, or confidential information pertaining to the business of the Company.

(b)           General Restrictions on Use.  The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company, and not, directly or indirectly, to disclose, use, copy, publish, summarize, or remove from the Company’s premises any Propriety Information except: (i) during the Employment Term to the extent necessary to carry out the Executive’s responsibilities under this Agreement; (ii) to the extent that such Proprietary Information is generally available to the public other than as a result of disclosure by the Executive; and (iii) after termination of the Employment Term as specifically authorized in writing by the Board.

6.             No Assignment.

(a)           Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided that nothing in this subsection 6(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           Except as otherwise required by law, without the Company’s prior written consent, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)           Company agrees that in any Change of Control the terms of this Agreement will survive and will be assumed by any successor to Company in such Change of Control.

7.             Change of Control.  For purposes of this Agreement, Change of Control shall mean (i) the merger or consolidation of Company with another entity, as a result of which Company will not be the surviving entity; (ii) the sale of all or substantially all of Company’s assets or all or substantially all of the assets of Company’s wholly-owned subsidiaries; or (iii) the acquisition, by an entity, person or group of beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of the capital stock of Company if, immediately after such acquisition, such entity, person or group is entitled to exercise more than 25% of the outstanding voting power of all capital stock of the Company entitled to vote at elections of directors.

8.             Non-Interference.  Executive agrees that during any period for which or related to which Executive is receiving payments pursuant to Section 4 hereof, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit, induce or attempt to solicit or induce any employee, agent or other representative or associate of the Company, to terminate its relationship with the Company or in any way interfere with such a relationship.

9.             Notices.  All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

If to the Company

TRC Companies, Inc.

5 Waterside Crossing

Windsor, Connecticut 06095

Attn:  General Counsel

If to the Employee:

Christopher P. Vincze

1 Eisenhaure Lane

North Reading, Massachusetts 01864

With a copy to:

Frank A. Segall

Burns & Levinson, LLP

125 Summer Street

Boston, Massachusetts 02110

10.           Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

11.           Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive.  By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.

12.           Confidentiality.  The Executive agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed by the Executive to any third parties, other than the Executive’s lawyers and other professional advisors, unless such disclosure is required by law.

13.           Governing Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Massachusetts without giving effect to its conflict of laws principles.

14.           Executive Acknowledgment.  The Executive acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

15.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, but the rights and obligations of the Executive are personal and may not be assigned or delegated without the Company’s prior written consent.

16.           Arbitration.  Any dispute or controversy between the parties arising out of or under this Agreement, the Executive’s employment with the Company, or the termination thereof, including without limitation, claims under any federal, state, or local statute preventing discrimination, shall not be decided in court, but instead shall be submitted to final, binding arbitration before the American Arbitration Association (the “AAA”) in Boston, Massachusetts.  The National Rules for Resolution of Employment Disputes shall be used by the AAA to resolve any disputes between the parties.  Each party shall bear its own expenses arising under this arbitration provision.

17.           Legal Fees.  The Company shall pay all legal fees plus and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement not to exceed $15,000.

The parties have duly executed this Agreement as of the date first written above.

TRC COMPANIES, INC.

Richard D. Ellison
Chairman, Chief Executive Officer, and President

EXECUTIVE:

Christopher P. Vincze

ATTACHMENT A

(For President)

•                  Initiate Programs to Optimize all Business Entities

•                  Optimize the GFM / BEM / Regional Integration Program

•                  Establish Program for appropriate communication with CEO and procedures for getting his involvement, where appropriate.

•                  Establish Program to optimize ARs

•                  Become lead communicator with Board on normal business activities

•                  Be able to fully represent TRC business and strategy to analysts and existing and potential shareholders

•                  Maintain TRC entrepreneurial spirit

•                  Optimize company and Business Entity IT Program

•                  Assure SOX program is followed by all appropriate operations personnel